Exhibit 99.1

FOR IMMEDIATE RELEASE: JANUARY 25, 2007

LEGGETT REPORTS RECORD ANNUAL SALES AND EARNINGS;

4Q EPS OF $.38

Carthage, MO, January 25—

•	Fourth quarter sales of $1.31 billion, a 2.2% decrease versus 4Q 2005.

•	Fourth quarter EPS of $.38 (including $.05 of non-recurring income).

•	Record full year revenues of $5.51 billion, an increase of 3.9% versus 2005.

•	Record full year EPS of $1.61 (including $.05 of net non-recurring income).

•	2007 guidance: EPS of $1.65-$1.85; sales growth of about 2%.

•	1Q 2007 guidance: EPS of $.31-$.36; sales decrease of about 3% versus 1Q 2006.

Fortune 500 diversified manufacturer Leggett & Platt reported earnings of $.38 per diluted share for the fourth quarter. Fourth quarter earnings include 5 cents per share of non-recurring income (from recouping a duty on Canadian lumber imports). Per share earnings in the fourth quarter of 2005 were $.24 (including 11 cents of non-recurring net costs). Fourth quarter EPS improved 14 cents year-over-year, with the 16 cent improvement from non-recurring items modestly offset by a 2 cent reduction from decreased sales and other factors.

Fourth quarter sales of $1.31 billion were $29 million, or 2.2%, lower than in the fourth quarter 2005. Restructuring activity and divestitures accounted for 1.9% ($26 million) of the sales decrease. Acquisitions improved sales by 2.6%, but were offset by a 2.9% decline in same location sales.

Record Full Year Sales and Earnings

Full year sales grew 3.9%, or $206 million, to a record of $5.51 billion. Acquisitions added $279 million, or 5.3%, to revenues but were partially offset (as anticipated) by a decline of $92 million from restructuring-related closures and divestitures. Same location sales grew $19 million, with increased revenue from foam and carpet underlay offset by reduced demand for bedding, wire, automotive, and certain other components.

Full year EPS increased to $1.61 in 2006 from $1.30 in 2005. Annual earnings include 5 cents of net non-recurring income in 2006, and 20 cents of net non-recurring expense in 2005. Accordingly, most of the EPS improvement is attributable to non-recurring items (including lower restructuring-related expenses, non-recurrence of 2005’s abnormally high workers’ compensation costs, and reimbursement of Canadian lumber duty). Earnings also benefited from restructuring-related operational improvements, income from recent acquisitions, and reduced share count; offsetting items include changes in product mix, price competition, and higher interest expense.

2006: Accomplishments and Disappointments

David S. Haffner, President and CEO said, “Fourth quarter sales and earnings were in line with the expectations we shared in October, even though sales were toward the lower end of our guidance. Operationally, we are progressing as expected.

“During 2006 Leggett attained record sales and earnings, completed the restructuring we began in 2005, improved cash from operations, updated our growth and margin targets, filled several newly-created business development and product development positions, increased the dividend for the 35th consecutive year, and bought back 3% of our stock.

“We continue to have a strong balance sheet, and plenty of cash to fund the growth we contemplate. Over the past 5 years we’ve generated over $2 billion of cash from operating activity. For the near future, after funding maintenance capital and dividends, we expect annually to have $400-450 million of cash available for investment in growth initiatives. Unused cash flow, if any, is anticipated to be spent on stock repurchase.”

Two Acquisitions in the Fourth Quarter

During the quarter the company completed 2 acquisitions that should add about $20 million to annual sales. For the full year 2006, Leggett completed 5 acquisitions. All are within the Residential Furnishings segment and should add about $75 million to annual revenue.

Stock Repurchase

During 2006, Leggett purchased 6.2 million shares of its stock at an average cost of approximately $24.30 per share. Shares outstanding declined by 4.6 million shares, to 178.0 million shares at year end. Over the last two years the number of shares outstanding has declined by almost 7%. As previously announced, the Board of Directors has authorized the annual purchase of up to 10 million shares.

2007 Outlook: $1.65-$1.85 EPS

Leggett expects to post record sales and earnings in 2007. For planning purposes, the company anticipates modest organic growth, and is assuming full year sales of about $5.6 billion. This forecast does not include the impact of future acquisitions and divestitures.

The company anticipates an improved corporate-wide EBIT margin. A margin increase is expected in every segment but Residential Furnishings, with gains coming primarily from operational improvements and lower restructuring costs. In the Residential segment, EBIT margin is expected to decline primarily because the reimbursement of Canadian lumber duty will not recur.

Anticipated margin improvements and sales growth should yield approximately 10% earnings growth and full year 2007 earnings of $1.65-$1.85 per share. This EPS forecast incorporates 5 cents per share of net non-recurring income, identical to the amount realized in 2006.

For the first quarter, Leggett anticipates that sales will be roughly 3% lower than in 1Q 2006. Quarterly earnings are anticipated to be $.31-$.36 per share; non-recurring income has not been included, as the timing of possible asset sales is uncertain.

SEGMENT RESULTS – Fourth Quarter 2006 (versus 4Q 2005)

Residential Furnishings – Total sales decreased $21 million, or 3%; acquisitions (net of restructuring and divestitures) added $11 million to sales, but were more than offset by a 5% decline in same location sales. EBIT (earnings before interest and income taxes) increased $38 million, or 112%. The EBIT increase is primarily attributable to reimbursement of the duty on Canadian lumber, reduced restructuring-related costs, and lower workers’ compensation costs.

Commercial Fixturing and Components – Total sales decreased $15 million, or 6%. Same location sales declined 4%; restructuring activity contributed $5 million of the sales reduction. There have been no acquisitions within the last 12 months. EBIT increased $18 million, primarily due to reduced restructuring-related costs and lower workers’ compensation costs.

Aluminum Products – Total sales were unchanged, as inflation offset unit volume decline. There have been no acquisitions within the last 12 months. EBIT decreased $2 million, or 40%, due to Auburn start-up costs and lower unit volume.

Industrial Materials – Total sales decreased $17 million, or 8%. Same location sales declined 6%; restructuring activity removed $5 million of sales. There have been no acquisitions within the last 12 months. EBIT declined $11 million, or 43%, as a result of reduced sales and lower profitability on rod production.

Specialized Products – Total sales increased $12 million, or 6%. Acquisitions (net of restructuring and divestitures) contributed $8 million to sales; same location sales increased 2%. EBIT improved $12 million due to reduced restructuring-related costs, higher machinery sales, and income from acquisitions.

SEGMENT RESULTS – Full Year 2006 (versus 2005)

Residential Furnishings – Total sales increased $147 million, or 6%, largely due to acquisitions (net of restructuring and divestitures). Same location sales increased 1%, with inflation more than offsetting unit declines. EBIT increased $107 million, or 63%. The EBIT increase was largely attributable to recovery of the duty on Canadian lumber, operational benefits from restructuring, lower restructuring-related costs, earnings from acquired companies, higher sales and lower workers’ compensation costs.

Commercial Fixturing and Components – Total sales decreased $36 million, or 3%. Same location sales decreased 2% (from lower unit volumes); restructuring, net of acquisitions, reduced sales by 1%. EBIT improved $24 million, or 60%, with the impact of reduced sales more than offset by lower restructuring-related costs, lower workers’ compensation costs, and operational benefits from restructuring.

Aluminum Products – Total sales increased $27 million, or 5%, solely from organic growth, as inflation more than offset modest unit volume decline. EBIT increased $11 million, or 37%. The earnings improvement resulted primarily from higher sales, operational benefits from restructuring, and lower restructuring-related costs; these benefits were partially offset by Auburn start-up costs and higher energy costs.

Industrial Materials – Total sales decreased $93 million, or 11%. Same location sales declined 10%, due (in equal parts) to deflation and lower unit volumes. EBIT decreased $42 million, or 41%, largely from reduced sales, lower profitability at the rod mill, and higher raw material and energy costs.

Specialized Products – Total sales increased $93 million, or 14%, solely from acquisitions. Same location sales were unchanged. EBIT improved $10 million, or 32%, in part due to acquisitions, reduced restructuring-related costs, and lower workers’ compensation costs.

Conference Call

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on January 26. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (706) 634-7235; id #5770923. First quarter results will be released after the market closes on April 19, 2007, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 124-year-old firm is composed of 29 business units, 33,000 employee-partners, and more than 300 facilities located in over 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director

LEGGETT & PLATT	Page 4 of 5	January 25, 2007

RESULTS OF OPERATIONS	FOURTH QUARTER			YEAR TO DATE
(in millions, except per share data.)	2006	2005	Change	2006	2005	Change
Net sales	$1,310.5	$1,339.6	(2.2)%	$5,505.4	$5,299.3	3.9%
Cost of goods sold	1,067.2	1,120.5		4,507.0	4,386.5

Gross profit	243.3	219.1		998.4	912.8
Selling & administrative expenses	119.3	122.1	(2.3)%	489.5	468.8	4.4%
Amortization	5.2	3.7		18.8	10.3
Other expense (income), net	1.8	29.7		8.1	37.5

Earnings before interest and taxes	117.0	63.6	84.0%	482.0	396.2	21.7%
Interest expense, net	11.2	10.9		47.2	40.0

Earnings before income taxes	105.8	52.7		434.8	356.2
Income taxes	35.8	7.4		134.5	104.9

Net earnings	$70.0	$45.3	54.5%	$300.3	$251.3	19.5%

Earnings per share
Basic	$0.38	$0.24		$1.61	$1.30
Diluted	$0.38	$0.24	58.3%	$1.61	$1.30	23.8%
Average shares outstanding
Common stock (at end of period)	178.0	182.6	(2.5)%	178.0	182.6
Basic (average for period)	184.1	188.6		186.1	192.6
Diluted (average for period)	184.8	189.0		186.8	193.6

CASH FLOW	FOURTH QUARTER			YEAR TO DATE
(in millions.)	2006	2005	Change	2006	2005	Change
Net Earnings	$70.0	$45.3		$300.3	$251.3
Depreciation and Amortization	43.5	44.2		175.4	171.1
Working Capital decrease (increase)	22.7	25.9		(64.0)	(30.2)
Other operating activity	33.7	28.5		67.2	56.1

Net Cash from Operating Activity	$169.9	$143.9	18%	$478.9	$448.3	7%
Additions to PP&E	(40.5)	(48.7)	(17)%	(166.3)	(164.2)	1%
Purchase of companies, net of cash	(14.8)	(123.9)		(83.2)	(181.0)
Dividends paid	(31.0)	(30.4)		(121.1)	(118.4)
Repurchase of Common Stock, net	(34.1)	(103.8)		(139.7)	(226.9)
Additions (payments) to Debt, net	(10.5)	(22.6)		73.0	(187.0)
Other	(1.2)	(1.4)		25.4	2.8

Increase (Decr.) in Cash & Equiv.	$37.8	$(186.9)		$67.0	$(426.4)

EBITDA *	$160.5	$107.8	49%	$657.4	$567.3	16%

FINANCIAL POSITION	December 31
(in millions.)	2006	2005	Change
Cash and equivalents	$131.9	$64.9
Receivables	853.8	847.6	1%
Inventories	826.3	767.1	8%
Other current assets	82.1	82.9

Total current assets	1,894.1	1,762.5
Net fixed assets	962.8	971.1	(1)%
Other assets	1,408.4	1,338.8	5%

TOTAL ASSETS	$4,265.3	$4,072.4

Trade accounts payable	$259.0	$254.2	2%
Current debt maturities	52.0	98.6
Other current liabilities	380.2	393.0	(3)%

Total current liabilities	691.2	745.8	(7)%
Long term debt	1,060.0	921.6	15%
Deferred taxes and other liabilities	163.0	156.0
Shareholders’ equity	2,351.1	2,249.0	5%

Total Capitalization	3,574.1	3,326.6

TOTAL LIABILITIES & EQUITY	$4,265.3	$4,072.4

Modified Working Capital / Sales **	21.4%	19.6%
Net Debt to Net Capital ***	28.0%	28.4%
Return on Equity ****	13.1%	11.0%

*	Earnings Before Interest, Taxes, Depreciation and Amortization.
**	Modified Working Capital = Working Capital - Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.
***	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.
****	Return on Equity = Trailing Twelve Months Net Earnings / Shareholders’ Equity averaged for start and end of the twelve months.

LEGGETT & PLATT	Page 5 of 5	January 25, 2007

SEGMENT RESULTS *	FOURTH QUARTER			YEAR TO DATE
(in millions.)	2006	2005	Change	2006	2005	Change
External Sales
Residential Furnishings	$654.8	$675.7	(3.1)%	$2,745.8	$2,598.8	5.7%
Commercial Fixturing & Components	224.5	239.2	(6.1)%	1,018.8	1,049.1	(2.9)%
Aluminum Products	121.2	121.2	0.0%	543.3	516.0	5.3%
Industrial Materials	122.6	133.2	(8.0)%	488.8	533.4	(8.4)%
Specialized Products	187.4	170.3	10.0%	708.7	602.0	17.7%

Total	$1,310.5	$1,339.6	(2.2)%	$5,505.4	$5,299.3	3.9%

Inter-Segment Sales
Residential Furnishings	$4.7	$5.0		$22.5	$22.7
Commercial Fixturing & Components	3.7	3.5		13.9	19.4
Aluminum Products	3.7	3.5		14.7	15.4
Industrial Materials	57.6	63.5		262.0	310.4
Specialized Products	10.7	15.8		45.1	58.7

Total	$80.4	$91.3		$358.2	$426.6

Total Sales
Residential Furnishings	$659.5	$680.7	(3.1)%	$2,768.3	$2,621.5	5.6%
Commercial Fixturing & Components	228.2	242.7	(6.0)%	1,032.7	1,068.5	(3.4)%
Aluminum Products	124.9	124.7	0.2%	558.0	531.4	5.0%
Industrial Materials	180.2	196.7	(8.4)%	750.8	843.8	(11.0)%
Specialized Products	198.1	186.1	6.4%	753.8	660.7	14.1%

Total	$1,390.9	$1,430.9	(2.8)%	$5,863.6	$5,725.9	2.4%

EBIT
Residential Furnishings	$72.0	$33.9	112%	$277.1	$170.4	63%
Commercial Fixturing & Components	10.2	(7.8)	231%	63.8	40.0	60%
Aluminum Products	3.4	5.7	(40)%	41.8	30.6	37%
Industrial Materials	14.9	26.3	(43)%	61.9	104.2	(41)%
Specialized Products	18.7	6.5	188%	43.0	32.6	32%
Intersegment Eliminations	1.2	1.1		1.8	(5.5)
Change in LIFO Reserve	(3.4)	(2.1)		(7.4)	23.9

Total	$117.0	$63.6	84%	$482.0	$396.2	22%

EBIT Margin **			Basis Pts			Basis Pts

Residential Furnishings	10.9%	5.0%	590	10.0%	6.5%	350
Commercial Fixturing & Components	4.5%	(3.2)%	770	6.2%	3.7%	250
Aluminum Products	2.7%	4.6%	(190)	7.5%	5.8%	170
Industrial Materials	8.3%	13.4%	(510)	8.2%	12.3%	(410)
Specialized Products	9.4%	3.5%	590	5.7%	4.9%	80

Overall	8.9%	4.7%	420	8.8%	7.5%	130

*	Prior years’ results have been restated for the move of the Commercial Vehicle Products group from the Commercial Fixturing & Components segment to the Specialized Products segment.
**	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

LAST SIX QUARTERS	2005		2006
Selected Figures	3Q	4Q	1Q	2Q	3Q	4Q
Trade Sales ($ million)	1,349	1,340	1,378	1,403	1,415	1,311
Sales Growth (vs. prior year)	0.8%	4.5%	5.9%	7.1%	4.9%	(2.2)%

EBIT ($ million)	87.6	63.6	103.7	123.5	137.8	117.0
EBIT Margin	6.5%	4.7%	7.5%	8.8%	9.7%	8.9%

Net Earnings ($ million)	54.0	45.3	62.1	84.2	84.0	70.0
Net Margin	4.0%	3.4%	4.5%	6.0%	5.9%	5.3%

EPS (diluted)	$0.28	$0.24	$0.33	$0.45	$0.45	$0.38

EBITDA ($ million)	132	108	147	168	182	161
Cash from Operations ($ million)	147	144	148	69	94	170
Net Debt to Net Capital	23%	29%	27%	28%	29%	28%
Return on Equity (trailing twelve months)	12%	11%	10%	11%	12%	13%

Same Location Sales (vs. prior year)	3Q	4Q	1Q	2Q	3Q	4Q
Residential Furnishings	0.1%	4.0%	3.3%	2.7%	3.2%	(4.9)%
Commercial Fixturing & Components	7.2%	(1.0)%	1.2%	1.1%	(5.6)%	(4.0)%
Aluminum Products	(2.6)%	0.0%	4.6%	5.1%	11.0%	0.2%
Industrial Materials	(7.7)%	(6.6)%	(12.9)%	(11.1)%	(8.5)%	(5.9)%
Specialized Products	(3.6)%	(7.0)%	(4.8)%	2.3%	(0.8)%	2.3%
Overall	(0.5)%	(0.6)%	1.2%	2.1%	1.2%	(2.9)%